Exhibit 10.2

REVOLVING PROMISSORY NOTE (SECURED)

US$10,000,000	October 8, 2003

SERACARE LIFE SCIENCES, INC., a California corporation (the “Borrower”), promises to pay to the order of BROWN BROTHERS HARRIMAN & CO. (the “Lender”) the lesser of the principal sum of TEN MILLION and 00/100 Dollars or the aggregate unpaid principal amount of all Loans (as defined in the Loan Agreement) made by the Lender to the Borrower pursuant to Section 2.1 of the Loan Agreement (as hereinafter defined), whichever is less on the Maturity Date (as defined in the Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan (as defined in the Loan Agreement) until such principal amount is paid in full, at such interest rates, and payable at such times as are specified in the Loan Agreement. All payments of principal and interest shall be made to the Lender in United States dollars in immediately available funds at the office of the Lender in Boston, Massachusetts. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Loan Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder. The records of the Lender shall be presumed to be accurate and shall be binding upon the Borrower absent manifest error.

This Note is the Note issued pursuant to, and is entitled to the benefits of, the Revolving Credit Agreement dated as of the date hereof by and between and the Lender and the Borrower, as may be amended, restated, supplemented or otherwise modified from time to time (the “Loan Agreement”). The Loan Agreement provides for Events of Default and the Collateral which secures this Note. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

The Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, or enforcement hereof and consents that the terms of the Loan Agreement may be extended from time to time and that no such extension of other indulgence, and no substitution, release or surrender of Collateral and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of the Borrower, or any endorser or guarantor. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

Upon execution by the Borrower, this Note shall be deemed an instrument under seal, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

SERACARE LIFE SCIENCES, INC.

By: /s/ Michael F. Crowley, Jr
Name: Michael F. Crowley, Jr.
Title: Chief Executive Officer